EXHIBIT 10.2

OFFER LETTER

Party A： ZJK Industrial Group HongKong Limited	Party B： Ning Ding
Director： Ning Ding	ID number：******
Tel： ******	Tel： ******
Address：FLAT/RM A1, 11/F, Success Commercial Building, No. 245-251 Hennessy Road, Wanchai, Hong Kong	Address：******

In terms of the Contract Law and the actual situation of the Company, Party A and Party B agree to enter into this OFFER LETTER on the basis of equal consultation. Both parties shall strictly abide by the following provisions.

I. Term of the Offer Letter

1. Term of the Offer Letter：From May 1st 2024 to ________________

2. When the term of this offer expires, both parties can renew it through negotiation.

II. Position

1. Party B is employed by Party A as CEO , mainly responsible for managing overall operation and strategic development of the Group and its subsidiaries .

2. Party B shall actively explore new management methods and formulate new work plans in light of the actual situation of the company, so as to enable the company to operate and develop normally and gradually enhance its competitiveness in the market.

III. Working Time

Due to the special nature of Party B’s position, Party B agrees to implement the flexible working time during the period of employment. Working time is not limited by the usual working hours and holidays to ensure normal and continuous operation of financial work.

IV. Wage

1. During the term as CFO of the Company, Party B will receive wage of $5000 monthly, payable quarterly.

2. Any benefit shall follow consultation result of both party.

V. Duty of Both Party

1. Party A shall formulate rules, regulations and labor discipline according to the requirements of production and operation. If Party B violates labor discipline and rules and regulations, Party A shall have the right to deal with such violation according to the rules and regulations until the Offer Letter is terminated.

2. Party A shall establish and improve work norms, labor safety and health systems and standards. Party A shall provide Party B with necessary working conditions and a safe and healthy working environment. Party A shall inform Party B of the positions that may cause occupational disease hazards and take preventive measures against occupational disease hazards in the course of work.

3. Party B is obliged to carefully read and abide by Party A’s rules and regulations and labor discipline, and strictly abide by labor safety and health and work norms; Take good care of Party A’s property and abide by professional ethics. Actively participate in the training organized by Party A to improve their own quality.

4. Party B shall keep Party A’s business and all production and operation information confidential, act in good faith and good faith in the overall interests of Party A, and avoid any conflict between Party A’s personal interests and Party A’s interests. If Party B violates the following provisions, it shall be deemed to have a conflict of interest with Party A, and Party A may terminate the offer letter with Party B on the grounds of serious violation of company rules and regulations:

(1) Party B shall not become a major shareholder or have corresponding interests in any enterprise (such as a customer) that has or may have business dealings with Party A; He shall not serve as a director or partner of any enterprise that competes with Party A.

(2) Party B shall not be employed by any of Party A’s competitors, or serve as a contractor or consultant to such competitors (whether full-time or part-time, whether remunerated or not), or in any other way directly or indirectly become a competitor of Party A.

(3) Without the consent of Party A, Party B shall not be employed by Party A’s customers or act as its business contractor, consultant or otherwise be directly or indirectly involved in its business.

(4) Without the approval of Party A, Party B shall not provide or sell products or services similar to Party A. Do not sell competitor’s products and services or support or promote competitor’s products or services in any way.

(5) Party B and its relatives and friends shall inform Party A in advance of any business dealings with Party A. Without the consent of Party A, it shall not conduct business. Party B shall refrain from participating in the decision on whether the Company shall conduct business with its relatives and friends.

Party B shall sign a confidentiality agreement with Party A at the same time of signing this OFFER LETTER.

5. Party A shall comply with laws, administrative regulations, Party A’s Articles of Association and rules and regulations made from time to time with respect to the relevant senior management personnel, and shall have a duty of loyalty and diligence to Party A. If Party B commits any of the following acts, it shall be deemed that Party B seriously violates the rules and regulations of the company:

(1) Use its position and power in the Company for its own personal gain, accept commissions in connection with the Company’s transactions, accept bribes or any other illegal income, or deprive the Company of its property in any way, including (but not limited to) business opportunities.

(2) Misappropriate Party A’s funds.

(3) Deposit Party A’s funds in its own name or in an account opened in the name of other individuals.

(4) Violate the provisions of Party A’s Articles of Association, lending Party A’s funds to others or providing guarantee for others with Party A’s property without the consent of the Board of directors.

(5) Enter into contracts or transactions with Party A in violation of the provisions of Party A’s articles of association or without the consent of the board of directors.

(6) Take advantage of his position to seek business opportunities belonging to Party A for himself or others, and operate the same business as Party A for himself or for others.

(7) Unauthorized disclosure of Party A’s business information.

The income obtained by Party B in violation of the above provisions shall belong to Party A.

6. If Party B is engaged in the work of Party A as a senior manager, an important technical position or a confidential position, Party B shall sign a non-competition agreement as required by Party A.

VI. Offer change, rescind and terminate

1. Party A and Party B may modify the Offer Letter upon mutual agreement. The modification of the contract shall be in writing. Each party shall hold one copy of the revised Offer Letter.

2. Party A and Party B may terminate the Offer Letter upon mutual agreement.

3. Party B may terminate the Offer Letter by giving a written notice to Party A thirty days in advance.

VII. Procedures for rescission and termination of the Offer Letter

When Party A and Party B rescind or terminate this Offer Letter, Party B shall handle work handover and other procedures as agreed by both parties.

VIII. Others

1. Matters not covered in this Offer Letter or employment terms conflict with the current laws and regulations, in accordance with the current laws and regulations.

2. This Offer Letter shall come into force upon being signed and sealed by both parties. Any alteration or signature without written authorization shall be invalid.

3. This Offer Letter is made in duplicate, with each party holding one copy.

(Signature & Seal Below)

Party A: ZJK Industrial Group HongKong Limited	Party B: Ning Ding 丁宁
Sign by: Seal of ZJK Industrial Group HongKong Limited	Sign by: Signature of Ning Ding
Print Name: Ning Ding 丁宁	Date: March 7th 2024
Date: March 7th 2024